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March 4, 2025

Bluemount Holdings Limited

Room 1007, 10/F, Capital Centre

151 Gloucester Road

Wan Chai, Hong Kong

Dear Sirs,

Re:	Bluemount Holdings Limited (the “Company”) – Legal Opinion on Certain Hong Kong Legal Matters

A. INTRODUCTION

1.

We, Loeb & Loeb LLP, were engaged as Hong Kong counsel to the Company (together with its subsidiaries, the “Group”) on matters of the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the Company’s registration statement on Form F-1 to be filed with the Securities and Exchange Commission (the “Commission”) on or about June 25, 2024 under the United States Securities Act of 1933, as amended (the “Act”) (the “Registration Statement”), relating to the initial public offering of a certain number of class B ordinary shares of the Company (the “Class B Ordinary Shares”) (including the Class B Ordinary Shares issuable upon exercise by the underwriters of their over-allotment option) (the “Transaction”).

2.

This letter is limited to the laws of Hong Kong of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than Hong Kong. Accordingly, we express or imply no opinion directly or indirectly as to the laws of any jurisdiction other than Hong Kong, or as to factual matters. The laws of Hong Kong referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect. We have assumed that there is nothing in the laws of any other jurisdiction which affects the opinions in this letter. In this letter, a reference to “laws” or “law” is a reference to the common law, principles of equity and laws and regulations constituted or evidenced by documents available to the public generally.

3.

In giving the opinion below, we have examined only the Registration Statement and no other document, and we have relied upon the assumptions set out in paragraph 5 or elsewhere herein, which we have not independently verified, and the opinion is subject to the qualifications and reservations set out in paragraph 6 or elsewhere herein.

B. OPINION

4.

Based solely on the Registration Statement and the qualifications, assumptions and limitations set forth herein and subject to any matters not disclosed to us, and having regard to such considerations of the laws of Hong Kong in force as at the date this letter as we consider relevant, we are of the view that:

(a)

the description of Hong Kong laws, if any, set forth in the Registration Statement under the captions “Prospectus Summary”, Prospectus Summary - Permission Required from Hong Kong Authorities”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Business” and “Regulations”, in each case insofar as such statements summarize Hong Kong laws, correctly and fairly summarizes the matters referred to therein in all material respects, and nothing has been omitted from such description which would make the same misleading in any material aspect; and

(b)

the description of Hong Kong laws set forth in the Registration Statement under the caption “Material Tax Consideration —Hong Kong Profits Taxation” insofar as such statements summarize Hong Kong tax laws, correctly and fairly summarizes Hong Kong laws with respect to profit tax applicable to the business operation of the subsidiary of the Group incorporated in Hong Kong in all material respects.

C. ASSUMPTIONS

5.	The opinions set out in this letter are based upon the following assumptions:

(a)	all statements of fact contained in the Registration Statement are true, accurate and complete and not misleading in any respect; and

(b)	no laws other than Hong Kong laws would affect the opinions stated herein but that, insofar as the laws of any jurisdiction other than Hong Kong may be relevant, such laws have been complied with.

D. QUALIFICATIONS

6.	The opinions set out in this letter is subject to the following qualifications:

(a)

the description of Hong Kong laws as referred to in paragraph 4 in this letter only set out the relevant Hong Kong laws and regulations in a general sense and does not constitute a comprehensive legal opinion on such matter;

(b)	we express no view as to whether any or all of the members of the Group have been or will be in compliance with any or all of the laws of Hong Kong;

(c)	we express no view on the due incorporation and current legal status of the subsidiary of the Company incorporated in Hong Kong;

(d)	we expressly disclaim any of our liabilities in any part of the Registration Statement other than the description of Hong Kong laws as referred to in paragraph 4 in this letter;

(e)

the opinions in this opinion letter are given based solely on the description of the business and activities of the Group set out in the Registration Statement and we express no opinion on the accuracy and completeness thereon;

(f)	we express no opinion as to the past, present or future financial performance or good standing or the business prospect of the Group; and

(g)	we express no opinion as to taxation (other than the opinions stated in paragraph 4(b) of the letter) or accounting matters.

E. OTHERS

7.

For the purposes of the opinions set out in this letter, we do not express or imply any opinion herein as to the laws of any jurisdiction other than those of Hong Kong. This opinion is delivered solely for the purpose of and in relation to the Transaction and the Registration Statement publicly filed with the U.S. Securities and Exchange Commission on the date of this opinion and may not be used and may not be relied upon for any other purpose without our prior written consent.

8.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder. Except with our prior written consent or consented herein, this opinion is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by the Company for any other purpose and may not be filed with any governmental agency or authority or quoted in any public document, save that to the extent required by any law or regulation or court order or in connection with any judicial proceeding or in seeking to establish any defence in any legal or regulatory proceeding or investigation relating to the matters set out herein. Our lability under this letter shall not exceed the amount of legal fees received by us from the Company in relation to the Transaction.

9.

This opinion is given in respect of the laws of Hong Kong which are in force at, and is based upon facts and circumstances in existence at 8:00 am Hong Kong time on the date of this opinion. We assume no obligation to update this opinion for any changes in the laws of Hong Kong or other events or circumstances that occur after 8:00 am Hong Kong time on the date of this opinion.

Yours faithfully,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP